Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Jersey Mike’s Franchise Systems, Inc. (the “Company”) and Peter Cancro (“Executive”) on November 8, 2024, and shall be effective as of the Effective Date (as defined below).

RECITALS:

WHEREAS, this Agreement (i) is being entered into in connection with the transactions contemplated by that certain Equity Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”) by and among Submarine Buyer LLC, a Delaware limited liability company, (“Purchaser”), the Company, Jersey Shore Construction LLC, a New Jersey limited liability company, Jersey Mike’s Inc., a Delaware corporation (the “Principal Seller”), and, with respect to certain sections therein, Executive, and (ii) shall be effective as of the Closing (as defined in the Purchase Agreement) (the “Effective Date”);

WHEREAS, Executive currently serves as the Chief Executive Officer of the Company; and

WHEREAS, effective upon and subject to the Closing, the Company desires to continue to employ Executive as its Chief Executive Officer, and Executive desires to accept such continued employment, in each case, on the terms hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall continue employment with the Company for a period commencing on the Effective Date and ending on the first anniversary of the Effective Date on the terms and subject to the conditions set forth in this Agreement (such period, the “Employment Term” and the end of such period, the “Employment Term End Date”). If the transactions contemplated by the Purchase Agreement are not consummated for any reason, this Agreement shall not become effective, shall have no force or effect, and shall be null and void ab initio.

2. Position, Duties, Authority, Principal Work Location and Policies.

(a) During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company. In such position, Executive shall have such duties, functions, responsibilities, and authority consistent with Executive’s position and title and as assigned to Executive by the board of directors of the Company (the “Board”). Executive shall report directly to the Board. Executive shall also serve as Chairman of the board of managers of HoldCo (as defined in Purchase Agreement) (such board, the “Parent Board”) during the Employment Term.

(b) Executive will devote substantially all of Executive’s business time and best efforts to the performance of Executive’s duties to the Company and its subsidiaries (the “Company Group”) (excluding periods of approved time off or leave of absence) and will not engage in any other business activities that could conflict with Executive’s duties or services to the Company Group or otherwise materially affect the performance of Executive’s duties to the Company; provided, however, that the foregoing shall not prevent Executive from (i) serving on the board of directors (and board committees) of non-profit organizations and, with the prior written approval of the Parent Board, serving on the board of directors (and board committees) of other for-profit organizations; (ii) participating in charitable, civic, educational, professional, community or industry affairs; and (iii) managing Executive’s passive personal investments, so long as such activities do not, in the aggregate, interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c) Executive’s employment and service as a member of the Parent Board is subject to all the terms and conditions of the Company Group’s policies and codes of conduct as in effect from time to time.

3. Annual Compensation. During the Employment Term, Executive shall be paid annual compensation (“Annual Compensation”) at the rate of $3,000,000 per year, payable in regular installments in cash in accordance with the usual payment practices of the Company Group.

4. Benefits.

(a) General. During the Employment Term, Executive generally shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”), in accordance with the terms and conditions of such arrangements.

(b) Vacation. Executive shall be entitled to paid vacation on the same basis generally as other senior executives of the Company Group pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.

(c) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder and service on the Parent Board (“Business Expenses”) in accordance with its then-prevailing business expense policy and, to the extent such Business Expenses relate to travel, in accordance with the Company’s travel policy (as may be in place from time to time) (which policies shall include, without limitation, appropriate itemization and substantiation of expenses incurred).

(d) Reimbursement for Aircraft Use. During the Employment Term, the Company and Executive acknowledge that the Executive will use the aircraft owned by Farnborough LLC to travel for business purposes. During the Employment Term, the Company shall reimburse Executive at cost for Executive’s use of such aircraft for business purposes, subject to receipt by the Company of appropriate documentation regarding such expenses. The cost to use the aircraft shall be charged on an hourly basis at a rate of $6,000 per hour of flight time, subject to compliance with all applicable laws and regulations.

5. Termination.

(a) The Employment Term and Executive’s employment hereunder shall terminate automatically upon the Employment Term End Date, but may be terminated earlier (A) automatically upon Executive’s death or Disability, (B) by the Executive upon at least ninety (90) days’ advanced written notice to the Company of such resignation (the “Notice Period”), or (C) by the Company for Cause (as defined below), with immediate effect. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company.

(b) Consequences of Termination.

(i) Accrued Obligations. If Executive’s employment is terminated for any reason, Executive shall be entitled to receive the following benefits (the “Accrued Obligations”): (A) any accrued Annual Compensation earned through the date of Executive’s termination of employment, (B) reimbursement, within 60 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and (C) such Employee Benefits (other than with respect to annual or quarterly bonuses, incentive plans and severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of plan, program and policies.

(ii) Additional Provisions on Resignation. In the event of Executive’s resignation, during the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect either to (x) pay to Executive Annual Compensation in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company) or (y) place Executive on “garden leave” (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (x) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (y) be eligible for continued Annual Compensation and medical benefits, but no other compensation, including no incentive compensation, commissions, or continued vesting in equity incentives or other awards (if any).

(c) Additional Consideration upon Termination By the Company.

(i) Severance. If Executive’s employment is terminated by the Company for any reason (other than as a result of Executive’s death or Disability or resignation) prior to the Employment Term End Date, Executive shall be entitled to receive, in addition to any Accrued Obligations, the following severance benefits (the “Severance Benefits”), subject to Section 5(c)(ii): (A) the remaining amount of Executive’s Annual Compensation that would have been paid through the Employment Term End Date had Executive continued to be employed through the Employment Term End Date, payable in substantially equal installments in accordance with the payroll practices of the Company through the Employment Term End Date (commencing on the first payroll period following the Release Effective Date (as defined below)), and (B) if Executive timely elects continuation of Executive’s medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Executive’s coverage and participation under the Company’s medical and dental benefit plans in which Executive was participating immediately prior to termination of employment (“Medical and Dental Benefits”) shall continue at the same cost to Executive as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (i) Employment Term End Date and (ii) the date on which Executive becomes eligible for medical and/or dental coverage from Executive’s subsequent employer (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, after payment of federal, state and local income tax, to pay the employer portion of Executive’s applicable monthly COBRA premium). For the sake of clarity, in the event Executive’s employment is terminated, Executive shall have no further rights to any compensation or any other benefits under this Agreement, except for the Accrued Obligations and, in the event Executive’s employment is terminated by the Company, the Severance Benefits in accordance with this Section 5(c).

(ii) Release. Notwithstanding any provision herein to the contrary, payment of the Severance Benefits is subject to (A) Executive’s execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 60 days following the date of termination and (B) the expiration of any revocation period contained in such Release (the date the Release becomes irrevocable and effective, the “Release Effective Date”), and (C) continued compliance with the Restrictive Covenant Agreement (as defined below). Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the 60-day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(d) Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of managers or comparable governing bodies (and any committees thereof) of any other Company Group member (excluding the Parent Board, unless such termination is a termination by the Company for Cause or as a result of Executive’s death or Disability).

(e) Suspension. If the Company has reasonable grounds to believe that an event constituting Cause may have occurred, the Company shall have the right to suspend any or all of Executive’s duties, functions, responsibilities or authorities, or require Executive to take “garden leave” for such reasonable period and on such terms as it considers appropriate, including a requirement that Executive shall not be present on the Company’s premises or contact any of its suppliers, clients, franchisees, business relations, customers or staff. Any suspension and/or garden leave pursuant to this Section 5(e) will be on full pay, and Executive’s benefits under this Agreement will continue to be provided.

(f) Definitions. For purposes of this Agreement:

(i) “Cause” shall mean (A) any breach by Executive of any of Executive’s material obligations under this Agreement, the Restrictive Covenant Agreement (as defined below), or any other written agreement between Executive and any other member of the Company Group or any written policy of the Company Group; (B) Executive’s failure, refusal, or inability to substantially perform the duties reasonably required of Executive as an employee or service provider of the Company Group; (C) Executive’s commission or conviction of, or plea of guilty or nobo contendere to, (1) a felony or (2) other crime involving fraud or moral turpitude (or any other crime relating to the Company Group which is, or could reasonably be expected to be, materially injurious to the Company Group); (D) Executive’s theft, dishonesty or other misconduct; (E) Executive’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset of the Company Group (including, without limitation, Executive’s unauthorized use or disclosure of the Company Group’s confidential or proprietary information); (F) any act(s) constituting employment discrimination or sexual harassment; or (G) Executive’s use of illegal drugs, or Executive’s abuse of alcohol or prescription drugs, that impairs Executive’s ability to perform Executive’s duties or, as determined in the Parent Board’s sole discretion, otherwise makes Executive unfit to serve as an officer of the Company Group.

(ii) “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than 12 months. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

6. Restrictive Covenant Agreement. Executive acknowledges and agrees that (a) Executive shall continue to comply with the terms of that certain Restrictive Covenant Agreement entered into as of the date hereof by and between Purchaser, on the one hand, and each of Executive and the Principal Seller on the other hand (the “Restrictive Covenant Agreement”), and (b) the provisions of the Restrictive Covenant Agreement shall survive the termination of Executive’s employment.

7. Miscellaneous.

(a) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by applicable law from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Executive from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”), which may be imposed on, incurred by or asserted at any time against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of any Company Group member, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company Group or other entity at the request of the Company Group; provided, that Executive shall not be entitled to indemnification hereunder against any Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from any act or omission that (i) is a criminal act by Executive or that Executive had no reasonable cause to believe was lawful or (ii) constitutes fraud, gross negligence or willful misconduct by Executive. The Company (or other Company Group member) will maintain directors’ and officers’ insurance providing coverage in such scope and subject to such limits as the Company determines, in its discretion, is appropriate.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction.

(c) Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of New Jersey over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of New Jersey, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 7(j).

(d) Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings (including, without limitation, any verbal agreements or understandings) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided herein and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to any Company Group member. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer (except as provided for in Section 5(c)(i)(B)), self-employment or other endeavor.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or any parties of the business operations of the Company, or to any Company Group member. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.

(i) Compliance with Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(v) For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Jersey Mike’s Franchise Systems, Inc.
2251 Landmark Place
Manasquan, New Jersey 08736
Attention:	Walter Tombs [email address]
Jamie Kapalko
[email address]

with a copy to (which shall not constitute notice)

c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154
Attention:	Peter Wallace
[email address]

and

c/o Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gregory T. Grogan
[email address]

and with a copy to (prior to the Effective Date)

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention:	Gregory Pryor
[email address]

and

White & Case LLP
111 S Wacker Dr #5100
Chicago, Illinois 60606
Attention:	Jeff Gilson
[email address]

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(k) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider or that could restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by any Company Group member. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) reimburse Executive for all reasonable and appropriate out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses. Executive agrees to promptly inform the Company Group if (i) Executive becomes aware of any claims that may be filed or threatened against the Company Group or its affiliates, other than as may be filed by Executive and (ii) to the extent Executive is legally permitted, if Executive is asked to assist in any investigation of the Company Group or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required.

(m) Withholding Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The execution of this Agreement may be by actual, facsimile or electronic signature.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JERSEY MIKE'S FRANCHISE SYSTEMS, INC.

/s/ Peter Cancro
By:	Peter Cancro
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Peter Cancro
Peter Cancro